Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for uncertainty in income taxes to adopt Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of SFAS No. 109), appearing in the Annual Report on Form 10-K of Cinemark Holdings, Inc. for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Dallas, Texas
August 28, 2008